Exhibit 99.h3

WEDGEWOOD INVESTMENT GROUP, INC.

INSIDER TRADING AND CONFIDENTIALITY POLICY

POLICY STATEMENT

It is the Policy and practice of Wedgewood to comply strictly with laws governing the use of material non-public information, sometimes more commonly referred to as “inside information.”   As the unlawful use or communications of material non-public information by directors, officers and employees as well as each person who represents or is registered with Wedgewood could have dire consequences for Wedgewood and such persons, all Wedgewood personnel are required to be familiar with these policies and comply with the procedures described below.  Anyone with questions as to the application of this Policy should contact Wedgwood’s General Counsel.

All italicized words are defined in the “Definitions” section below.

BACKGROUND

This Policy sets forth procedures that all directors, officers and employees of Wedgewood, as well as each person who represents or is registered with Wedgewood are required to follow.  The purpose of this Policy is not only to address your obligations, but also to avoid any situation that could damage Wedgewood’s reputation for integrity and ethical conduct.

Federal law prohibit persons subject to this Policy from buying or selling securities of Wedgewood while in possession of material non-public information about Wedgewood that has not been publicly disseminated, commonly referred to as, inside information.

These laws prohibit:

(i)  the purchase or sale of securities while in possession of material non-public information regarding Wedgewood;

(ii)  communication of material non-public information to another person who trades on the information or who passes the information on to another who trades, which is known as “tipping;” and

(iii)  the misappropriation of material non-public information from Wedgewood about a non-Wedgewood security.

The Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Act”) authorizes the imposition of substantial penalties for violation of the insider trading laws.  A person who has violated the insider trading laws,  including a tipper who does not personally profit form insider transactions, may be subject to a criminal penalty of up to $1,000,000 and ten years in prison, and a civil penalty of up to the greater of $1,000,000 or three time the profit gained or loss avoided as a result of such unlawful purchase, sale or communication.

INSIDER TRADING AND OTHER PROHIBITED ACTIVITIES

Policy on Wedgewood Securities

Trading

If you become aware of material non-public information relating to Wedgewood that has not been disclosed to the public for a reasonable period of time to allow the securities markets the opportunity to digest the information, you cannot commit to any transaction restricted by this Policy (as described below) involving a Wedgewood security, unless otherwise approved by Wedgewood’s General Counsel or his or her designee. The period of time necessary for the public to digest the information may vary based upon the facts of each situation, but generally at least one (1) business day should elapse between the first public disclosure of material non-public information and any trading.  The restrictions set forth in this Policy also apply to your family members as well as trusts and other entities owned or controlled by you.

Transactions restricted by this Policy include all transactions in Wedgewood securities, including initiating an election or change that will increase or decrease your contributions, to or balance in, the Wedgewood Stock Fund within Wedgewood’s 401(k) or other benefit plans.

The following transactions are not restricted by this Policy:

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the exercise of employee stock options by tendering cash or shares to Wedgewood to pay the exercise price or related tax withholding; however, the sale of stock to obtain the cash needed to exercise an option or pay withholding taxes, or the sale of stock acquired upon the exercise of an option, is restricted by this Policy;

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automatic purchases pursuant to Wedgewood’s 401(k) or other benefit plans or dividend reinvestment plans pursuant to a pre-existing election;

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bona fide gifts of Wedgewood securities unless you know the recipient intends to sell the Wedgewood security promptly upon receipt;

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sales pursuant to written plans, which comply with this Policy (as described below); and

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withholding of stock to pay applicable withholding taxes upon the vesting of restricted stock.

Note, a Window Period is a Wedgewood compliance requirement and does not constitute a legal right to trade in Wedgewood securities.  Accordingly, even during Window Periods, if you are in possession of material non-public information, you may not trade in Wedgewood securities.

No director, officer or employee may engage in speculation in any Wedgewood security at anytime.  Writing or purchasing a put or call option or selling “short” Wedgewood securities for speculative purposes for a personal account would be inappropriate.

Window Periods

No person in the categories described below, or their family members, may commit to any transaction restricted by this Policy involving a Wedgewood security, except during window periods, unless such transaction is otherwise approved by Wedgewood’s General Counsel or his or her designee:

1.

Members of the Board of Directors of Wedgewood Investment Group, Inc.;

2.

Wedgewood officers with a title of Vice President and above and such officers’ administrative assistants;

3.

All Wedgewood employees located in Wedgewood’s executive offices;

4.

Employees assigned to Wedgewood's Corporate Strategic Communications Department and business unit financial communications staff;

5.

All of Wedgewood’s valuation actuaries;

6.

Direct reports of each business unit’s CFO and/or Controller; and

7.

Other persons notified by Wedgewood’s Law Department.

Note, a Window period is a Wedgewood compliance requirement and does not constitute a legal right to trade in Wedgewood securities.  Accordingly, even during Window Periods, if you are in possession of material non-public information, you may not trade in Wedgewood securities.

In addition, Wedgewood can impose a trading moratorium that prohibits trading in Wedgewood securities during a certain period, including during a Window Period.

Also, because of the complexity of Section 16 of the Securities Exchange Act of 1934, members of the Board of Directors, and Officers notified that they are subject to Section 16 and business unit chief financial officers must consult with the General Counsel or Associate General Counsel—Securities prior to engaging in any transactions in Wedgewood securities.

All other persons subject to this Policy should use their own judgment in determining whether it is appropriate under this Policy to enter into a particular transaction.  However, you are encouraged to restrict your trading in Wedgewood securities to Window Periods.   You may consult with Wedgewood's General Counsel or Associate General Counsel—Securities if they have any questions about the Policy.

Confidentiality of Material, Non-Public Information

Further, you cannot directly or indirectly disclose material non-public information to any other person who would use the information to trade in a Wedgewood security prior to its public disclosure.  No person subject to this Policy may:

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communicate such information to anyone outside of Wedgewood for other than legitimate corporate purposes, where appropriate steps have been taken to prevent the misuse of such information, or in compliance with Wedgewood’s Analyst and Shareholder Communications Policy;

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communicate such information within Wedgewood, except on a need-to-know basis, in the ordinary course of business, when you have no reason to believe the information will be misused;

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recommend someone to purchase, sell or retain Wedgewood securities when you are in possession of material non-public information; or

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engage in any other action to take personal advantage of that information.

You should consult with your business unit’s legal counsel or chief compliance officer before disclosing material non-public information to ensure that you do not violate the Policy.

Trading in Wedgewood securities under Written Plans

The section of this Policy restricting trading in Wedgewood securities does not apply to trade made pursuant to a written plan meeting the requirements of this Policy and Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”).

All other persons subject to this Policy should use their own judgment in determining whether it is appropriate under this Policy to enter into a particular transaction.  However, you are encouraged to restrict your trading in Wedgewood securities to Window Periods.  You may consult with Wedgewood's General Counsel if they have any questions about this Policy.

Confidentiality of Material, Non-Public Information

Further, you cannot directly or indirectly disclose material non-public information to any other person who could use the information to trade in a Wedgewood security prior to its public disclosure.  No person subject to this Policy may:

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communicate such information to anyone outside of Wedgewood for other than legitimate corporate purposes, where appropriate steps have been taken to prevent the misuse of such information, or in compliance with Wedgewood’s Analyst and Shareholder Communications Policy;

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communicate such information within Wedgewood, except on a need-to-know basis, in the ordinary course of business, when you have no reason to believe the information will be misused;

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recommend someone to purchase, sell or retain Wedgewood securities when you are in possession of material non-public information; or

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engage in any other action to take personal advantage of that information.

You should consult with your business unit’s legal counsel or chief compliance officer before disclosing material non-public information to ensure that you do not violate the Policy.

Trading in Wedgewood Securities under Written Plans

The section of this Policy restricting trading in Wedgewood securities does not apply to trades made pursuant to a written plan meeting the requirements of this Policy and Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”).

However, trading pursuant to a written plan only provides an affirmative defense against claims of insider trading under Rule 10b-5 of the Exchange Act.  Trading under written plans does not exempt officers and directors subject to Section 16 of the Exchange Act from the short-swing profit liability provisions of Section 16.  Therefore, all written plans for such officers and directors should be drafted to ensure that the Section 16 rules will not be violated.

To comply with this Policy and Rule 10b5-1, you must not be in possession of material non-public information at the time you enter into the written plan.   Accordingly, written plans should generally be entered into during open Window Periods.  The written plan should be executed by you and the person who will direct the trading before any transactions occur.  Further, the written plan must

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specify the amount of Wedgewood securities to be purchased or sold, the price or prices at which the securities are to be traded and the date and dates on which the securities are to be purchased or sold; or

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include a written formula or algorithm, or computer program for determining the amount, price and date; and/or

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give discretion over trading decisions to a third party who is not and does not come into possession of material non-public information and over whom you do not exercise any subsequent influence over the trading decisions.

The actual purchases or sales must be pursuant to the written plan without altering or deviating from it or entering into or attaining a corresponding or hedging transaction or position.  The written plan must have been entered into good faith and not as part of a plan or scheme to evade the purposes of this Policy or the insider trading rules and the securities laws.  A reasonable period of time should elapse from the execution of the plan and the first transactions under the plan.  Although this period of time may vary depending upon facts and circumstances, it is recommended that plan commence during the first window period next following the execution of the plan.  Finally, every written plan must be submitted in advance to the General Counsel or Associate General Counsel—Securities for review.

Policy on non-Wedgewood Securities

Wedgewood’s reputation and ability to work with its customers and other business partners depend no only upon the quality of its products and services but also upon the trust and confidence established with customers and others.   Maintaining the confidentiality of its customer’s actions and contemplated plans, and preserving the confidentiality of information Wedgewood receives from its customers and others, is fundamental to that trust and confidence.

In order to achieve these objectives, all persons subject to this Policy must avoid trading in non-Wedgewood securities of customers and others using material non-public information received from such customers and others.

Material non-public information obtained by persons subject to this Policy about a customer or other business entities with which Wedgewood works, whether or not in the course of their work for Wedgewood, should not be communicated to anyone in violation of any law, regulation or other applicable requirement.

All persons are strictly prohibited from using for non-Wedgewood business purposes any material non-public information obtained at or through their employment or relationship with Wedgewood.  No person may, under any circumstances, use confidential information obtained at or through, Wedgewood, or from any sources, in deciding whether to buy, sell or hold non-Wedgewood securities, or in assisting other in making such a decision.

DEFINITIONS

Executive Offices

Executive offices mean:

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Wedgewood’s executive offices located at 3887 Pacific Street, Las Vegas, NV 89121, or where such offices may be located from time to time.

Family Members

Includes your spouse, children (including adopted children), grandchildren, siblings, parents, grandparents, and in-laws sharing your household.  This Policy also covers Wedgewood securities held by trusts (of which you are a trustee or beneficiary) as well as partnerships, LLC’s or corporations that you directly or indirectly control.  Control is presumed to exist if you are a director or executive officer of such an entity or if you beneficially own more than 10% of such entity’s voting securities.

Wedgewood Security

Includes any security issued by Wedgewood, its subsidiaries or affiliates, including Common Stock, preferred stock, debentures, warrants and stock purchase rights as well as option positions on any of these (including puts, calls and straddles), whether publicly or privately traded.   “Wedgewood security” also includes securities issued by any person that derive their value from the value of a security issued by Wedgewood, its subsidiaries or affiliates, such as phantom stock or stock units you may acquire through Wedgewood’s benefit plans.

Material Non-Public Information

Material information is any information (whether fact, development or intended action) that a reasonable investor would consider significant in determining whether to buy, sell, or hold a company’s securities, such as information that could reasonably be expected to affect the market price of such securities.  Both positive and negative information may be material.  It is impossible to give an exhaustive list of all types of material events, but the following illustrated items are often considered to be material:

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information originating within Wedgewood with respect to its earnings, sale (including annuity deposits, purchases of mutual fund shares, institutional inflows and first year premiums) and net flows;

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earnings guidance;

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significant balance sheet, capital and ratings issues;

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mergers, acquisitions, divestitures, tender offers, joint ventures, or changes in assets;

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changes in auditors or auditor notification that the issuer may no longer rely on an audit report;

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events regarding the Wedgewood’s securities (e.g. defaults, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities or information related to any additional funding);

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changes in key management; and

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unusual and other major business developments.

It may also include information originating outside Wedgewood such as planned sales or purchases of Wedgewood securities by third parties.

Information is non-public if it has not been disseminated in a manner reasonably designed to provide broad,  non-exclusionary distribution of the information to the public as above described.

Non-Wedgewood Security

Includes all of the types of securities listed above under Wedgewood security, but issued by an entity other than Wedgewood, its subsidiaries or affiliates.

Window Periods

Generally, window periods begin on the later of: (1) the second (2nd) business day following the quarterly earnings release or (ii) the first (1st) business day following the quarterly investors conference and end on the fifteenth (15th) day of the last month of the quarter, unless Wedgewood determines otherwise.  If such Fifteenth (15th) day is not a day on which trading occurs on the New York Stock Exchange, the window period shall end on the business day immediately preceding such day.

COMPLIANCE

We recognize that even innocent actions can potentially create an appearance of impropriety, and that this appearance alone could damage the reputation of the company.  The policies and the other procedures set forth herein were designed with this “appearance” issue in mind.   It goes without saying that the actual misuse of material non-public information-whether or not the information is obtained through Wedgewood and whether or not involving the purchase or sale of a Wedgewood security or non-Wedgewood security- is, of course, prohibited.

Wedgewood expects the strictest compliance with these policies and procedures.  Failure to observe them may result in serious legal difficulties for the person involved as well as for Wedgewood.  Failure to follow the letter and spirit of these policies and procedures would be considered a basis for termination of employment or relationship with Wedgewood, and may expose the violator to serious civil and criminal penalties.

This policy also applies to family members of directors, officers, employees and each person who represents or is registered with Wedgewood.  Such persons are responsible for informing their family members of their personal household about this Policy and their compliance obligations.

If you have any doubt or uncertainty as to your responsibilities under this statement of policies, you should seek clarification and guidance from Wedgewood’s General Counsel.  You should not try to resolve any uncertainties on your own.